Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

April 17, 2009

Board of Trustees Delaware Group Equity Funds I 2005 Market Street Philadelphia, PA 19103	Board of Trustees Delaware Group Foundation Funds 2005 Market Street Philadelphia, PA 19103

Re:	Agreement and Plan of Reorganization (the “Agreement”) entered into on April 17, 2009, by and between Delaware Group Equity Funds I, a Delaware statutory trust (“Acquired Trust”), on behalf of its series, Delaware Balanced Fund (“Acquired Fund”), and Delaware Group Foundation Funds, a Delaware statutory trust (“Acquiring Trust”), on behalf of its series, Delaware Moderate Allocation Portfolio (“Acquiring Fund”)

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the reorganization of Acquired Fund (the “Reorganization”), which will consist of: (i) the acquisition by Acquiring Trust, on behalf of Acquiring Fund, of substantially all of the property, assets and goodwill of Acquired Fund in exchange solely for (a) shares of beneficial interest, without par value, of Acquiring Fund – Class A (“Acquiring Fund Class A Shares”), which are voting securities, (b) shares of beneficial interest, without par value, of Acquiring Fund – Class B (“Acquiring Fund Class B Shares”), which are voting securities, (c) shares of beneficial interest, without par value, of Acquiring Fund – Class C (“Acquiring Fund Class C Shares”), which are voting securities, (d) shares of beneficial interest, without par value, of Acquiring Fund – Class R (“Acquiring Fund Class R Shares”), which are voting securities, and (e) shares of beneficial interest, without par value, of Acquiring Fund – Institutional Class (“Acquiring Fund Institutional Class Shares” and collectively with Acquiring Fund Class A Shares, Acquiring Fund Class B Shares, Acquiring Fund Class C Shares, and Acquiring Fund Class R Shares, the “Acquiring Fund Shares”), which are voting securities; (ii) the distribution of (a) Acquiring Fund Class A Shares to the holders of Acquired Fund - Class A Shares (“Acquired Fund Class A Shares”), (b) Acquiring Fund Class B Shares to the holders of Acquired Fund - Class B Shares (“Acquired Fund Class B Shares”), (c) Acquiring Fund Class C Shares to the holders of Acquired Fund - Class C Shares (“Acquired Fund Class C Shares”), (d) Acquiring Fund Class R

Philadelphia, PAl Malvern, PAl Harrisburg, PAl Wilmington, DEl Cherry Hill, NJl Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Trustees, Delaware Group Equity Funds I
Board of Trustees, Delaware Group Foundation Funds
Page 2 of 4 Pages

Shares to the holders of Acquired Fund - Class R Shares (“Acquired Fund Class R Shares”), and (e) Acquiring Fund Institutional Class Shares to the holders of Acquired Fund – Institutional Class Shares (“Acquired Fund Institutional Class Shares” and collectively with Acquired Fund Class A Shares, Acquired Fund Class B Shares, Acquired Fund Class C Shares, and Acquired Fund Class R Shares, the “Acquired Fund Shares”), according to their respective interests in complete liquidation of Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as is practicable after the closing (the “Closing”), all upon and subject to the terms and conditions of the Agreement.

     In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, dated as of April 17, 2009; (b) the combined proxy statement/prospectus provided to shareholders of Acquired Fund in connection with a meeting of Shareholders of Acquired Fund held on March 12, 2009; (c) certain representations concerning the Reorganization made to us by Acquiring Trust and Acquired Trust in a letter dated April 17, 2009 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

     For purposes of this opinion, we have assumed that Acquired Fund, on the Closing of the Reorganization, satisfies, and immediately following the Closing of the Reorganization, Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

     Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letter for Acquired Fund and Acquiring Fund, it is our opinion that:

     1. The acquisition by Acquiring Fund of substantially all of the assets of Acquired Fund, as provided for in the Agreement, in exchange solely for Acquiring Fund Shares, followed by the distribution by Acquired Fund to its shareholders of Acquiring Fund Shares in complete liquidation of Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Acquired Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Acquired Fund upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

     3. No gain or loss will be recognized by Acquiring Fund upon the receipt by it of substantially all of the assets of Acquired Fund in exchange solely for the issuance of Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

     4. No gain or loss will be recognized by Acquired Fund upon the distribution of Acquiring Fund Shares by Acquired Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

Board of Trustees, Delaware Group Equity Funds I
Board of Trustees, Delaware Group Foundation Funds
Page 3 of 4 Pages

     5. The tax basis of the assets of Acquired Fund received by Acquiring Fund will be the same as the tax basis of such assets in the hands of Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

     6. The holding periods of the assets of Acquired Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Acquired Fund pursuant to Section 1223(2) of the Code.

     7. No gain or loss will be recognized by the shareholders of Acquired Fund upon the exchange of all of their Acquired Fund Shares for Acquiring Fund Shares pursuant to Section 354(a) of the Code.

     8. The aggregate tax basis of Acquiring Fund Shares to be received by each shareholder of Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

     9. The holding period of Acquiring Fund Shares received by a shareholder of Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of Acquired Fund Shares exchanged therefor, provided that the shareholder held Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

     10. Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations.

     Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

     Our opinion is conditioned upon the performance by Acquired Trust, on behalf of Acquired Fund, and Acquiring Trust, on behalf of Acquiring Fund, of their undertakings in the Agreement and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

Board of Trustees, Delaware Group Equity Funds I
Board of Trustees, Delaware Group Foundation Funds
Page 4 of 4 Pages

     This opinion is being rendered to Acquiring Fund and Acquired Fund, and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

    Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

  /s/ Stradley Ronon Stevens & Young, LLP